UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 22, 2004

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Item 7.  Financial Statements and Exhibits

      ( c )  Exhibits.

99.1         Press release dated April 22, 2004.

Item 12.  Results of Operations and Financial Condition

On Thursday April 22, 2004, Cummins Inc. issued a press release announcing its earnings for the first quarter ending March 28, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2004

Cummins Inc.
By: /s/ Susan K. Carter ______________________________ Susan K. Carter Vice President - Finance and Chief Accounting Officer

Exhibit 99.1

                       CONTACTS:

Mark Land

812-377-7719

Susan Hanafee

812-377-0494

  For Immediate Release

  Date: April 22, 2004

Cummins Reports Strong First Quarter Earnings on 28% Sales Increase

-- Company Raises Guidance for Second Quarter and Full Year --

Columbus, Ind. - Fueled by strong performance in all of its business units, Cummins Inc. (NYSE: CMI) today reported first-quarter net earnings of $33 million, or 76 cents per share, compared to a loss of $31 million, or 79 cents a share, in the first quarter of 2003. Sales for the first quarter totaled $1.77 billion, a 28 percent increase over the same period last year.

"After experiencing some of the most challenging years in our Company's history, it is gratifying to see these very positive results," said Tim Solso, Cummins Chairman and Chief Executive Officer. "Along with increased sales volumes and growing interest in our numerous new products, we are seeing a payback on our intensive cost-cutting efforts.

"Our optimism about the ongoing strength of our business has caused us to increase our second quarter guidance to $1.20 to $1.30 a share from $1.00 to $1.10, and for the full year to $4.40 to $4.60 from $4.00 to $4.20," he said.

For the second quarter in a row, all four Cummins operating segments - Engine, Power Generation, Filtration and International Distributor - were profitable. This occurred even though the Power Generation and International Distributor businesses normally experience a seasonal slowdown during the first quarter of the year.

Engine sales volumes in the North American heavy-duty truck market improved faster than expected as part of a broad market recovery, and the Company expects the market to grow by more than 30 percent in 2004.  Cummins market share in the heavy-duty truck segment also increased by several percentage points to date in 2004 due to the success of its new engine platforms, which comply with U.S. federal emission-control standards through 2006.

Sales of the Cummins diesel engine that powers the heavy-duty Dodge Ram pickup truck continued to increase during the first quarter from record 2003 levels. Volumes for this business are expected to grow by 10 percent for all of 2004.

Cummins Power Generation business overcame traditional seasonal weakness to post its second profitable quarter in a row, as cost-reduction efforts began taking hold and its market demand strengthened.

The Company's Filtration and Other Business posted record revenues, although rising commodity prices had an impact on profitability during the quarter and could adversely affect the group's financial results in subsequent quarters. This segment is expected to grow revenues by approximately 15 percent in 2004, and continues to deliver the highest return on sales among the Company's businesses.

The International Distributor Business grew by 26 percent, and its segment earnings before interest and taxes (EBIT) grew by 33 percent versus a year ago.

Joint venture operations continued to deliver strong results and are expected to surpass last year's earnings.  Capital expenditures continue to be forecasted in the range of $125 million to $135 million for 2004, with first quarter spending atypically low due to timing.

"Cash from operations for the quarter was $56 million," Solso said. "We expect to generate significant cash flow in 2004. In addition to robust sales, our cost reduction efforts continue to pay dividends. For example, we just completed the 2,000th Six Sigma quality project since the program's inception in January 2000."

Operating Segment Results

 Engine Business

Total first-quarter sales for the Engine Business were $1.1 billion, up 40 percent from first-quarter 2003 sales of $816 million.  Approximately $90 million of the sales increase was due to a change in the Company's reporting of intersegment transactions.  Engine Business segment EBIT was $40 million, versus a loss of $22 million during the same period of 2003. Engine segment results included a pretax charge of $5 million to write down an investment in a technology company to fair value.

Automotive market sales were up 34 percent from the first quarter a year ago, with significant improvement in the North American heavy-duty truck and global medium-duty truck markets.  Industrial market revenue was up 10 percent, led by increased sales for construction equipment and strong mining demand fueled by increased prices for copper and gold.  Engine shipments for the Dodge Ram pickup truck were up 21 percent from the first quarter last year, as consumer demand for Cummins new Turbo Diesel engine remained strong.

 Power Generation

The Power Generation Business reported first quarter sales of $369 million, up 38 percent from a year ago.  Segment EBIT improved as well, with $6 million reported in the first quarter versus a loss of $14 million in the same quarter last year.

Power Generation's commercial markets experienced solid 40 percent growth in the quarter, with increased demand in North America as well as in several international markets, including China, the Middle East and South America.  Sales in the consumer markets, primarily related to recreational vehicles, were up strongly from both the previous and prior-year quarters, setting new volume records.

Filtration and Other

 The Filtration and Other Segment achieved another record revenue quarter, reporting sales of $347 million, an increase of 37 percent from sales of $254 million a year ago.  The change in reporting of intersegment transactions increased sales by $47 million in the first quarter.  Increased North American demand for both first-fit and aftermarket filtration products drove the revenue increase, and sales of Holset turbochargers, reported as the "other" of this segment, were up 37 percent.

The Filtration and Other Business had segment EBIT of $24 million for the quarter versus $20 million a year ago.  Rising prices of steel, used in manufacturing filters and exhaust systems, adversely affected profitability for the quarter and could adversely affect the group's financial results in subsequent quarters.

 International Distributor

The Company's International Distributor Business continued its strong growth in the first quarter, with revenues up 26 percent, approximately half of which was due to the positive impact of currency.  Sales in the first quarter of 2004 grew across nearly all regions, led by strong contributions from Europe, the South Pacific, India, the Middle East and Africa.  For the quarter, the segment reported EBIT of $8 million compared with $6 million in the first quarter last year.

 New Accounting Standards

On March 28, 2004, Cummins adopted the provisions of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," which were effective in the first quarter.  As a result, three operating companies previously reported under the equity method of accounting have been consolidated in the March 28, 2004, balance sheet.  This consolidation increased the company's debt and total assets by $106 million and $411 million, respectively. Consolidation of these entities will have no impact to the Company's net income or earnings per share in future periods.

About Cummins Inc.

 Cummins Inc., a global power leader with headquarters in Columbus, Indiana (USA), is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 680 company-owned and independent distributor locations in 137 countries and territories. Cummins also provides service through a dealer network of more than 5,000 facilities worldwide. With more than 24,000 employees worldwide, Cummins reported sales of $6.3 billion in 2003. Press releases can be found by accessing the Cummins home page at www.cummins.com.

Forward Looking Statement Disclosure

Information provided and statements in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time-to-time in Cummins Securities and Exchange Commission filings.

CUMMINS INC.

CONSOLIDATED STATEMENTS OF EARNINGS

Unaudited

	First Quarter		Fourth Quarter
Millions, except per share amounts	2004	2003	2003

Net sales ..........................	$1,771	$1,387	$1,736
Cost of goods sold..........................................	1,426	1,169	1,400

Gross margin........................................................	345	218	336

Expense and other income:
Selling and administrative expenses...........................	223	195	227
Research and engineering expenses.........................	56	47	52
Equity, royalty and other income from investees.......	(18)	(7)	(26)
Interest expense..................................................	27	20	25
Other (income) expense, net...........................	6	(7)	(1)

Earnings (loss) before income taxes, minority interests, dividends on preferred securities of subsidiary trust and the cumulative effect of accounting change ...........	51	(30)	59

Provision (benefit) for income taxes....................	14	(9)	7
Minority interests in earnings of consolidated subsidiaries...	4	4	5
Dividends on preferred securities of subsidiary trust.......	-	6	-

Net earnings (loss) before cumulative effect of accounting change .........................	33	(31)	47
Cumulative effect of accounting change, net of tax.......	-	-	(4)

Net earnings (loss)..................	$ 33	$ (31)	$ 43

Earnings (loss) per share:
Basic
Net earnings (loss) before cumulative effect of accounting change.....................................................................	$ 0.81	$ (0.79)	$ 1.17
Cumulative effect of accounting change, net of tax.....	-	-	(0.09)
Net earnings (loss).................	$ 0.81	$ (0.79)	$ 1.08

Diluted
Net earnings (loss) before cumulative effect of accounting change...........................	$ 0.76	$ (0.79)	$ 1.07
Cumulative effect of accounting change, net of tax....	-	-	(0.07)
Net earnings (loss).................	$ 0.76	$ (0.79)	$ 1.00

Cash dividends declared per share.............................	$ 0.30	$ 0.30	$ 0.30

Weighted average shares outstanding:
Basic ...............................................................	40.5	38.9	40.1
Diluted ...............................................................	47.3	38.9	46.7

CUMMINS INC.

CONSOLIDATED BALANCE SHEETS

Millions	Unaudited Mar. 28, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and cash equivalents....................................................	$ 131	$ 108
Marketable securities.................	83	87
Receivables, net................................	1,083	929
Inventories............................................................................	863	733
Other current assets.................................................................	295	273
Total current assets..................	2,455	2,130
Long-term assets:
Property, plant and equipment, net...........	1,544	1,347
Investments in and advances to equity investees........	265	339
Goodwill...........................	356	344
Other intangible assets..................	92	92
Deferred income taxes...................	663	663
Other assets.............................	213	211
Total assets..................................................................................	$5,588	$5,126

Liabilities and shareholders' equity
Current liabilities:
Loans payable..........................................................................	$ 41	$ 28
Current maturities of long-term debt.......................................	254	21
Accounts payable.......................................................................	765	557
Accrued product coverage and marketing expenses......	281	246
Other current liabilities..............................................................	544	539
Total current liabilities...............	1,885	1,391
Long-term liabilities:
Long-term debt........................................................................	1,225	1,380
Pensions.......................	447	446
Postretirement benefits other than pensions..........	565	577
Other liabilities........................................................................	269	260
Total liabilities....................	4,391	4,054

Minority interests...................	187	123

Shareholders' equity
Common stock, $2.50 par value, 48.2 and 48.3 shares issued...	121	121
Additional contributed capital.................................................	1,118	1,113
Retained earnings....................................................................	588	569
Minimum pension liability......................................................	(435)	(434)
Accumulated other comprehensive loss, excluding minimum pension liability................	(49)	(58)
Common stock in treasury, at cost, 5.1 and 5.6 million shares	(202)	(225)
Common stock held in trust for employee benefit plans 2.3 and	(110)	(113)
2.3 million shares)................................................
Unearned compensation (ESOP)................................................	(21)	(24)
Total shareholders' equity................	1,010	949
Total liabilities and shareholders' equity.................................	$5,588	$5,126

CUMMINS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	First Quarter Ended
Millions	March 28, 2004	March 28, 2004

Cash flows from operating activities:
Net earnings (loss)...........................................................................	$ 33	$ (31)
Adjustments to reconcile net earnings (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization.................................................	60	55
Undistributed earnings of equity investees.............	(12)	(7)
Minority interests in earnings of consolidated subsidiaries.....	4	4
Non-cash compensation..................	12	-
Amortization of gain on terminated interest rate swaps........	(2)	-
Translation and hedging activities..............	(13)	(2)
Changes in assets and liabilities:
Receivables....................................................	(119)	(59)
Inventories................................................................................	(83)	(53)
Accounts payable and accrued expenses..................................	165	11
Other.............................................................................	11	4
Net cash provided by (used in) operating activities.........	56	(78)

Cash flows from investing activities:
Capital expenditures.....................................................................	(9)	(16)
Investments in internal use software.................	(8)	(6)
Proceeds from disposals...............................................................	1	3
Investments in and advances to equity investees.........................	(18)	(6)
Purchases of marketable securities.................	(29)	(29)
Proceeds from sale of marketable securities............	34	28
Net cash used in investing activities.............................................	(29)	(26)

Cash flows from financing activities:
Proceeds from borrowings....................	6	1
Payments on borrowings..............................................................	(19)	(117)
Net borrowings under short term credit agreements...........	1	75
Dividend payments on common stock.............................	(13)	(12)
Proceeds from issuance of common stock............	22	-
Other.............................................................................................	-	(2)
Net cash used in financing activities...................................	(3)	(55)
Effect of exchange rate changes on cash and cash equivalents....	(1)	1

Net change in cash and cash equivalents.......................................	23	(158)
Cash and cash equivalents at the beginning of the year....................	108	224
Cash and cash equivalents at the end of the quarter...................	$131	$ 66

CUMMINS INC.

SEGMENT INFORMATION

Unaudited

                                                       Millions

	Engine	Power Generation	Filtration And Other	International Distributor	Eliminations	Total

First Quarter Ended March 28, 2004*

Net sales	$1,139	$ 369	$ 347	$ 171	$ (255)	$1,771
Segment EBIT	40	6	24	8	-	78
Net assets	1,078	507	767	196	-	2,548

First Quarter Ended March 30, 2003

Net sales	$ 816	$ 267	$ 254	$ 136	$ (86)	$1,387
Segment EBIT	(22)	(14)	20	6	-	(10)
Net assets	835	481	648	165	-	2,129

*As previously disclosed in our 2003 Form 10-K, prior to January 1, 2004, inter-segment transactions between the Engine segment and the Power Generation segment and between the Filtration and Other segment and the Engine segment have been reported as a transfer at cost and no sale reported by the transferor segment.  Beginning January 1, 2004, such inter-segment activity is reflected at a transfer price which is based upon market pricing discounted for certain items.  As a result of the change in methodology in the first quarter of 2004, sales in the Engine segment increased $89 million, sales in the Power Generation segment decreased $9 million, sales in the Filtration and Other segment increased $47 million and eliminations increased $127 million.  The impact on segment EBIT was immaterial for each segment.